Exhibit 10.6D

THIRD AMENDMENT TO THE

DEFERRED INCOME PLAN FOR TEXTRON EXECUTIVES

(RESTATEMENT EFFECTIVE JANUARY 3, 2010)

The Deferred Income Plan for Textron Executives (the “Plan”) is hereby amended, effective January 1, 2015, by adding a new Appendix C, to read in its entirety as attached hereto.

IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Dated: December 12, 2014	By	/s/ Cheryl H. Johnson
Cheryl H. Johnson
Executive Vice President, Human Resources

DEFERRED INCOME PLAN FOR TEXTRON EXECUTIVES
APPENDIX C - - BEECHCRAFT SUB-ACCOUNTS

Effective January 1, 2015, the 2013 Beechcraft Excess Savings and Deferred Compensation Plan (the “Beechcraft Plan”) is frozen to new deferrals and merged into the Plan. As a result of such merger, Beechcraft Plan balances (valued after market close on December 31, 2014) shall be balances under the Plan and shall be subject to the terms of the Plan, except as otherwise provided in this Appendix C.

1.              Participation and Beechcraft Sub-account. Each individual who had an account under the Beechcraft Plan immediately before the merger shall become a Participant immediately after the merger. The balance of each affected Participant’s Account immediately after the merger shall equal his account under the Beechcraft Plan immediately before the merger (valued after market close on December 31, 2014) (“Beechcraft Sub-account”). Each Participant’s Beechcraft Sub-account balance shall be accounted for separately from any other balance.

2.              Vesting. Effective immediately after the merger, each Beechcraft Sub-account shall be fully vested.

3.              Investment Measures.

a.              Initial Allocation. After the merger, each Beechcraft Sub-account balance shall be adjusted for investment gains and losses, based on the Moody’s Account or the Stock Unit Account, at the same time and in the same manner as other Plan Accounts. Each Beechcraft Sub-account balance shall be allocated to the Moody’s Account or the Stock Unit Account in accordance with elections made by the affected Participants before the merger. If an affected Participant did not file an election before the deadline established by the Plan’s administrator, his Beechcraft Sub-account shall be allocated to the Moody’s Account.

b.              Changing Investment Allocation. After the merger, the rules in Section 3.05 of the Plan for transferring Account balances shall apply to transferred Beechcraft Sub-account balances. Accordingly, a Participant shall not be permitted to change the investment allocation for his Beechcraft Sub-account balances until after he has Separated From Service; and after a Separation From Service, a Participant may transfer amounts from the Stock Unit Account to the Moody’s Account, but not from the Moody’s Account to the Stock Unit Account.

4.              Time and Form of Payment. Beechcraft Sub-account balances shall be paid at the time and in the form prescribed by the Beechcraft Plan and the affected Participant’s payment elections in effect on December 31, 2014. The Plan’s administrator may modify the timing of benefit payments to the extent that it determines is appropriate to simplify plan administration; provided that the timing of benefit payments shall not be changed in a way that would violate a requirement of IRC Section 409A.

5.              Beneficiary Designations. Effective January 1, 2015, the Beneficiary for a Participant’s Beechcraft Sub-account shall be determined in accordance with Article VI of the Plan (based on the Participant’s designation for benefits under the Plan or the default prescribed by Section 6.02 of the Plan). Beneficiary designations made under the Beechcraft Plan shall not apply after December 31, 2014.